EX-28.e.1.c

Schedule A

Underwriting Agreement

between Nationwide Mutual Funds and

Nationwide Fund Distributors LLC

Effective May 1, 2007

Amended             , 2012*

Name of Fund	Nationwide Destination 2010 Fund
Nationwide Fund	Nationwide Destination 2015 Fund
Nationwide Growth Fund	Nationwide Destination 2020 Fund
Nationwide Bond Fund	Nationwide Destination 2025 Fund
Nationwide Government Bond Fund	Nationwide Destination 2030 Fund
Nationwide Money Market Fund	Nationwide Destination 2035 Fund
Nationwide Short Duration Bond Fund	Nationwide Destination 2040 Fund
Nationwide Enhanced Income Fund	Nationwide Destination 2045 Fund
Nationwide S&P 500 Index Fund	Nationwide Destination 2050 Fund
Nationwide Small Cap Index Fund	Nationwide Destination 2055 Fund
Nationwide Mid Cap Market Index Fund	Nationwide Retirement Income Fund
Nationwide International Index Fund	Nationwide U.S. Small Cap Value Fund
Nationwide Bond Index Fund	Nationwide International Value Fund
Nationwide Investor Destinations Aggressive Fund	Nationwide Alternatives Allocation Fund
Nationwide Investor Destinations Moderately Aggressive Fund	Nationwide Small Company Growth Fund
Nationwide Investor Destinations Moderate Fund	Nationwide Global Equity Fund
Nationwide Investor Destinations Moderately Conservative Fund	Nationwide High Yield Bond Fund
Nationwide Investor Destinations Conservative Fund	Nationwide Inflation-Protected Securities Fund

*	As approved at the June 13, 2012 Board Meeting.

IN WITNESS WHEREOF, the parties have executed this Amended Schedule A on the day and year first written above.

NATIONWIDE MUTUAL FUNDS

By:
Name: Allan J. Oster
Title: Assistant Secretary

NATIONWIDE FUND DISTRIBUTORS LLC

By:
Name: Lee T. Cummings
Title: Senior Vice President